                                                                    Exhibit 11.1

                             VLSI TECHNOLOGY, INC.

                 CALCULATION OF EARNINGS PER SHARE - unaudited
                       (thousands except per share data)

                                                   Three Months Ended                   Nine Months Ended
                                              ----------------------------        ----------------------------
                                              September 29,  September 30,        September 29,  September 30,
                                                  1995           1994                 1995           1994
                                              -------------  -------------        -------------  -------------
Primary Earnings per Share

Net income                                      $ 16,157       $  7,540              $ 27,702       $ 22,238
                                                ========       ========              ========       ========

Average number of common and
   common equivalent shares:
     Average common shares outstanding            44,092         36,121                39,655         35,727
     Dilutive options                              2,637          1,719                 2,554          1,687
                                                --------       --------              --------       --------
Average number of common and
   common equivalent shares                       46,729         37,840                42,209         37,414
                                                ========       ========              ========       ========

Earnings per common and common
   equivalent share                             $    .35       $    .20              $     .66      $    .59
                                                ========       ========              =========      ========

Fully Diluted Earnings per Share

Net income                                      $ 16,157       $  7,540              $ 27,702       $ 22,238
Add interest expense, net of tax effect, on:
   Convertible subordinated debentures
     due 2012                                        282            755                 1,690          2,264
   Convertible subordinated notes
     due 2005                                        470              -                   470              -
                                                --------       --------              --------       --------

Adjusted net income                             $ 16,909       $  8,295              $ 29,862       $ 24,502
                                                ========       ========              ========       ========

Average number of common and
   common equivalent shares on a fully
   diluted basis:
     Average common shares outstanding            44,092         36,121                39,655         35,727
     Dilutive options                              2,788          1,723                 3,041          1,811
     Conversion of debentures                      1,049          2,614                 2,092          2,614
     Conversion of notes                             560              -                   186              -
                                                --------       --------              --------       --------

Average number of common and
   common equivalent shares on a fully
   diluted basis                                  48,489         40,458                44,974         40,152
                                                ========       ========              ========       ========

Fully diluted earnings per common
   and common equivalent share                  $    .35       $    .21              $    .66       $    .61
                                                ========       ========              ========       ========
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